INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
     We have audited the consolidated balance sheets of PT Rajasa Hazanah Perkasa and Subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of income and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audit in accordance with auditing standards established by the Indonesian Institute of Accountants, which are substantially similar to the generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PT Rajasa Hazanah Perkasa and Subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the Republic of Indonesia.
     Generally accepted accounting principles in Indonesia vary in certain respects with those in the United States of America. A description of the significant differences between those two generally accepted accounting principles and the approximate effects of those differences on net loss and stockholders' equity (capital deficiency are set forth in Notes 22 and 23 to the consolidated financial statements.

                              ARTHUR ANDERSEN LLP


Greensboro, North Carolina
March 24, 1997

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996

                                                                                1995
                                                                             (RESTATED)
                                                                            (SEE NOTE 2)                     1996
                                                               NOTES             RP                 RP           U.S. $ (NOTE 3)
ASSETS
CURRENT ASSETS
Cash and cash equivalents................................      2,4,9,13      5,543,708,243     15,676,909,861        6,578,645
Accounts receivable
  Trade -- net of allowance for doubtful accounts of Rp
     568,483,998 in 1995 and Rp 7,600,569,741 in 1996....      2,5,9,13      2,617,547,345      5,099,085,512        2,139,776
  Others.................................................                       79,039,898        681,504,236          285,986
Inventories -- net of allowance for obsolescence of Rp
  3,858,732,612 in 1995 and Rp 2,282,225,057 in 1996.....         2,6,9      3,462,954,359      1,316,129,149          552,299
Prepaid taxes............................................                      296,370,438          2,404,474            1,008
Prepaid expenses.........................................             2        270,883,931      3,341,430,541        1,402,195
Advances.................................................            19                 --      5,704,584,928        2,393,867
Total Current Assets.....................................                   12,270,504,214     31,822,048,701       13,353,776
PROPERTY AND EQUIPMENT...................................   2,7,9,13,19
Cost                                                                        51,107,776,543    109,776,610,466       46,066,559
Accumulated depreciation.................................                   (2,491,591,496)    (7,180,710,614)      (3,013,307)
Net Book Value...........................................                   48,616,185,047    102,595,899,852       43,053,252
OTHER ASSETS
Advance for purchase of equipment........................             8                 --     45,064,135,670       18,910,673
Long-term prepayments....................................             2        410,858,052      4,390,264,725        1,842,327
Claims for tax refund....................................                               --      1,001,401,054          420,227
Refundable deposits......................................                      160,401,084        756,401,377          317,416
Preoperating expenses....................................             2         55,000,000         29,000,000           12,170
Total Other Assets.......................................                      626,259,136     51,241,202,826       21,502,813
Total Assets.............................................                   61,512,948,397    185,659,151,379       77,909,841
LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
CURRENT LIABILITIES
Short-term loans.........................................             9      9,475,366,558     15,485,200,000        6,498,196
Accounts payable
  Trade..................................................            10        564,424,841     11,585,958,918        4,861,921
  Others.................................................            11     15,094,628,251         73,413,519           30,807
Taxes payable............................................          2,12      4,923,954,854      8,716,465,563        3,657,770
Accrued expenses.........................................                    1,683,945,836     17,950,552,254        7,532,754
Current maturities of long-term debts....................            13      8,638,028,690      1,809,565,256          759,364
Total Current Liabilities................................                   40,380,349,030     55,621,155,510       23,340,812
LONG-TERM DEBTS -- NET OF CURRENT MATURITIES.............            13      2,291,291,579    143,010,194,291       60,012,671
DUE TO STOCKHOLDERS......................................          2,14                 --      6,003,518,250        2,519,311
MINORITY INTEREST IN EQUITY OF CONSOLIDATED SUBSIDIARY...                   12,150,167,821      2,953,733,963        1,239,502
STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Capital stock -- Rp 1,000,000 par value
  Authorized and issued -- 25,000 shares.................            15     25,000,000,000     25,000,000,000       10,490,978
Deficit..................................................                  (18,308,860,033)   (46,929,450,635)     (19,693,433)
Total Stockholders' Equity (Capital Deficiency)..........                    6,691,139,967    (21,929,450,635)      (9,202,455)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(CAPITAL DEFICIENCY).....................................                   61,512,948,397    185,659,151,379       77,909,841

          See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME AND DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                1995
                                                                             (RESTATED)
                                                                            (SEE NOTE 2)                     1996
                                                                  NOTES          RP                 RP           U.S. $ (NOTE 3)
REVENUES.......................................................    2,16     16,812,363,798     24,469,261,033       10,268,259
COST OF REVENUES...............................................    2,17      7,831,126,477     27,290,182,329       11,452,028
GROSS PROFIT (LOSS)............................................              8,981,237,321     (2,820,921,296)      (1,183,769)
OPERATING EXPENSES.............................................             11,777,729,953     25,209,636,409       10,578,949
LOSS FROM OPERATIONS...........................................             (2,796,492,632)   (28,030,557,705)     (11,762,718)
OTHER INCOME (CHARGES)
Interest income................................................                403,155,251      2,029,190,074          851,527
Interest expense...............................................             (4,813,937,236)    (8,750,900,607)      (3,672,220)
Loss on foreign exchange -- net................................       2       (507,805,347)    (2,555,505,519)      (1,072,390)
Gain (loss) on disposal of property and equipment -- net.......       2        344,054,448       (113,865,638)         (47,782)
Miscellaneous -- net...........................................              2,971,641,507       (395,385,065)        (165,919)
Other Charges -- Net...........................................             (1,602,891,377)    (9,786,466,755)      (4,106,784)
LOSS BEFORE PROVISION FOR INCOME TAX...........................             (4,399,384,009)   (37,817,024,460)     (15,869,502)
PROVISION FOR INCOME TAX.......................................      12      4,173,487,000                 --               --
LOSS BEFORE MINORITY INTEREST..................................             (8,572,871,009)   (37,817,024,460)     (15,869,502)
MINORITY INTEREST IN NET LOSS OF SUBSIDIARY....................                326,750,179      9,196,433,858        3,859,183
NET LOSS.......................................................             (8,246,120,830)   (28,620,590,602)     (12,010,319)
DEFICIT AT BEGINNING OF YEAR...................................            (10,062,739,203)   (18,308,860,033)      (7,683,114)
DEFICIT AT END OF YEAR.........................................            (18,308,860,033)   (46,929,450,635)     (19,693,433)

          See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                               1995
                                                                            (RESTATED)
                                                                           (SEE NOTE 2)                     1996
                                                                                RP                 RP           U.S. $ (NOTE 3)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...............................................................    (8,246,120,830)   (28,620,590,602)     (12,010,319)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation.........................................................       786,350,586      7,096,919,730        2,978,145
  Provision for doubtful accounts......................................        62,739,169      8,102,437,967        3,400,100
  Provision for inventory obsolescence.................................     2,967,643,196     (1,576,507,555)        (661,564)
  Minority interest in net loss of consolidated subsidiary.............      (326,750,179)    (9,196,433,858)      (3,859,183)
  Amortization of deferred charges.....................................     4,819,331,622                 --               --
  Amortization of preoperating expenses................................                --         29,000,000           12,170
  Loss (gain) on disposal of property and equipment....................      (344,054,448)       113,865,638           47,782
  Changes in operating assets and liabilities:
     Accounts receivable...............................................       196,000,856    (11,186,440,472)      (4,694,268)
     Inventories.......................................................       348,812,887      3,751,126,484        1,574,119
     Prepaid taxes.....................................................      (232,806,380)       383,684,761          161,009
     Prepaid expenses..................................................      (164,817,811)    (7,139,672,080)      (2,996,086)
     Advances..........................................................                --     (5,704,584,928)      (2,393,867)
     Refundable deposits...............................................      (160,401,084)      (596,000,293)        (250,105)
     Claims for tax refund.............................................                --     (1,001,401,054)        (420,227)
     Advance for purchase of equipment.................................                --    (45,064,135,670)     (18,910,674)
     Accounts payable..................................................    10,709,592,486     (3,999,680,655)      (1,678,422)
     Taxes payable.....................................................    (3,402,494,577)     3,792,510,709        1,591,486
     Accrued expenses..................................................    (5,876,403,564)    16,266,606,418        6,826,104
Net Cash Used in Operating Activities..................................     1,136,621,929    (74,549,295,460)     (31,283,800)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposals of property and equipment......................       498,794,393        209,161,024           87,772
Acquisitions of property and equipment.................................    (6,259,361,352)   (61,427,454,916)     (25,777,362)
Addition in preoperating expenses......................................       (55,000,000)        (3,000,000)          (1,259)
Addition in deferred charges...........................................    38,150,067,797                 --               --
Increase in minority interest..........................................    12,476,918,000                 --               --
Net Cash Provided by (Used in) Investing Activities....................    44,811,418,838    (61,221,293,892)     (25,690,849)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in long-term debts.................................   (16,727,237,705)   133,890,439,278       56,185,665
Increase (decrease) in short-term loans................................    (6,347,377,490)     6,009,833,442        2,521,961
Decrease in due to stockholders........................................   (52,342,326,140)     6,003,518,250        2,519,311
Proceeds from capital stock issuance...................................    24,000,000,000                 --               --
Decrease in due from stockholders......................................     4,041,764,800                 --               --
Net Cash Provided by (Used in) Financing Activities....................   (47,375,176,535)   145,903,790,970       61,226,937
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................    (1,427,135,768)    10,133,201,618        4,252,288
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.........................     6,970,844,011      5,543,708,243        2,326,357
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................     5,543,708,243     15,676,909,861        6,578,645

          See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. GENERAL
     PT Rajasa Hazanah Perkasa (the Company) was established on December 17, 1984 based on notarial deed No. 22 of Pariwondo Soekarno SH. The deed of establishment was approved by the Ministry of Justice (MOJ) in its decision letter No. C2-2666-HT.01.01.TH'85 dated May 8, 1985, registered at the South Jakarta Court of Justice under No. 503/Not/1985/PN.JKT.SEL on July 24, 1985 and was published in the State Gazette No. 82, Supplement No. 1199 dated October 14, 1986. The Company's articles of association have been amended from time to time, most recently by notarial deed No. 106 of Sinta Susikto SH dated January 24, 1997 (see Note 15).
     According to Article No. 3 of the Company's articles of association, the Company is engaged in supplying non-wire telecommunication services and installing and operating domestic telephone lines.
     The Company changed its status to foreign capital investment based on the approval of Investment Coordinating Board No. 22/V/PMA/1995 dated May 26, 1995 and No. 1226/A.6/1995 dated September 28, 1995.
     On November 30, 1995, as covered by notarial deed No. 210 dated November 30, 1995 of Sinta Susikto SH, the Company, PT Telekomunikasi Indonesia (Telkom) and Yayasan Dana Pensiun Pegawai Telkom (YDPP Telkom) established a joint venture company named PT Mobile Selular Indonesia (Mobisel). In accordance with the joint venture agreement, the Company transferred network assets to Subsidiary as capital contribution.
     Under existing regulation, Subsidiary can only operate upon the approval of its articles of associations by MOJ. As such, the following arrangements and conditions are adopted with respect to the transfer and assumption of the operations of, and recognition and sharing of revenues being generated from, the above-mentioned assets transferred to Subsidiary:
     a. The operations of the network assets will be transferred to and assumed by Subsidiary effective on the 20th day of the month of approval of its articles of association by MOJ, with the condition that if the approval is made exactly on the 20th day of the said month, then the transfer shall be effective on that date.
     b. Revenues generated from the operations of the transferred assets can only be recognized by Subsidiary starting from the effectivity date of the transfer being referred to in point (a). Prior to the said date, all revenues generated are recognized by the Company.
     c. The revenue sharing agreement between Telkom and the Company covering the transferred assets is still valid as long as the condition in point (a) is not yet fulfilled.
     The Company, as a joint venture company, was granted an approval in principle to engage in providing facilities for mobile cellular phone services by the Ministry of Tourism, Posts and Telecommunications of the Republic of Indonesia on April 28, 1995, based on the letter No. PB.301/1/25/MPPT-95. Government Regulation No. 8 of 1993, which governs the Provision of Telecommunications Services, stipulates that the establishment of cooperation which aims to provide basic telecommunications services can be in the form of joint venture, joint operation or contract management. The said regulation further provides that entities cooperating with the domestic and/or international telecommunications organizing bodies must use the organizing bodies' existing telecommunications networks. If the telecommunications networks are not available, the government regulation requires that the cooperation shall be in the form of a joint venture capable of constructing the necessary networks.
     According to Article 3 of Subsidiary's articles of association, the scope of activities of Subsidiary comprises operating and providing facilities for Mobile Cellular Phone Services (Jasa Sambungan Telepon Bergerak Selular) in accordance with existing laws.
     Subsidiary's deed of establishment was approved by MOJ in its decision letter No. C2-1238.HT.01.01-TH'96 dated January 31, 1996. Accordingly, the Company is still entitled to the pulse sharing revenue until February 20, 1996.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF CONSOLIDATED FINANCIAL STATEMENTS
     The consolidated financial statements have been prepared on the historical cost basis of accounting, except for inventory which are valued at the lower of cost or net realizable value (market).
PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and its 70% owned Subsidiary, PT Mobile Selular Indonesia (Mobisel). Mobisel was legally established on January 31, 1996. In recognition of its change in legal status as explained in Note 1 and for comparative purposes, the Company restated the 1995 accounts previously reported as if Subsidiary was legally established in 1995 and accordingly consolidated in 1995.
     All significant intercompany accounts and transactions have been eliminated.
CASH EQUIVALENTS
     Time deposits with maturities of three months or less at the time of placement or purchase are considered as "Cash Equivalents".
ALLOWANCE FOR DOUBTFUL ACCOUNTS
     Allowance are provided for doubtful accounts based on a review of the status of the individual receivable accounts at the end of the year.
PREPAID EXPENSES
     Prepaid expenses are amortized over the periods benefited using the straight-line method. Prepaid expenses which benefited more than one year are classified in "Other Assets -- Long-term Prepayments".
INVENTORIES
     Inventories are stated at the lower of cost or net realizable value (market). Cost is determined by the first-in, first-out method. The Company provides an allowance for obsolescence on inventories based on a periodic review of their condition.
TRANSACTIONS WITH RELATED PARTIES
     The Company and its Subsidiary have transactions with entities which are regarded as having special relationship as defined under Statement of Financial Accounting Standards No. 7, "Related Party Disclosures".
PROPERTY AND EQUIPMENT
     Property and equipment are stated at cost less accumulated depreciation. The Company and its Subsidiary use double-declining balance method and straight-line methods, respectively, for computing the depreciation, based on the estimated useful lives of the assets as follows:

                                                                                      YEARS
Vehicles...........................................................................    2-4
Furniture and fixtures.............................................................    2-4
Building improvements..............................................................      4
Computer equipment.................................................................      4
Cellular mobile telephones.........................................................      4
Machinery and equipment............................................................      4
Maintenance and installer equipment................................................      4
Telecommunication network..........................................................      7

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
     Telecommunication network represents capitalized system costs for the development of the Subsidiary's cellular mobile telephone systems. This includes the costs of the construction, direct labor cost spent on the construction, and interest on loans used to finance the construction. Capitalization of interest ceases when the construction is completed and ready for its intended use.
     The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, their costs and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.
CONSTRUCTION IN PROGRESS
     Construction in progress is stated at cost. The accumulated costs are reclassified to the appropriate property and equipment accounts when the construction is completed and ready for its intended use.
PREOPERATING EXPENSES
     Preoperating expenses are amortized over three years up to 1998, in accordance with the Statement of Financial Accounting Standards No. 6, "Accounting and Reporting for a Development Stage Company".
REVENUE AND EXPENSE RECOGNITION
     Revenue is recorded as earned when products are delivered to the customers or when services are rendered. Expenses are recognized when they are incurred.
     Revenue is obtained from three primary sources:
      -- connecting fee for each new line sold
      -- pulse-sharing
      -- sales, repair, maintenance and rental of outstations and accessories FOREIGN CURRENCY TRANSACTIONS AND BALANCES
     Transactions involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At the balance sheet date, assets and liabilities denominated in foreign currencies are adjusted to reflect the middle rate of Bank Indonesia prevailing at such date and the resulting gains or losses are credited or charged to operations of the current year.
PROVISION FOR INCOME TAX
     Provision for income tax is determined on the basis of estimated taxable income for the year. No deferred tax is provided for the timing differences in the recognition of income and expenses in the financial statements for financial reporting and income tax purposes.
3. TRANSLATIONS OF INDONESIAN RUPIAH AMOUNTS INTO UNITED STATES DOLLAR AMOUNTS The financial statements are stated in Indonesian rupiah. The translations of Indonesian rupiah amounts into United States dollars are included solely for the convenience of the readers, using the average buying and selling rates published by Bank Indonesia (Central Bank) on December 31, 1996 of Rp 2,383 to U.S.$ 1. The convenience translations should not be construed as representations that the Indonesian rupiah amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
4. CASH AND CASH EQUIVALENTS
     Cash and cash equivalents consist of the following:

                                                                                             1995
                                                                                          (RESTATED)
                                                                                         (SEE NOTE 2)               1996
Cash on hand.......................................................................     Rp     22,438,597     Rp      28,161,045
Cash in banks......................................................................           830,916,549         10,169,998,816
Cash equivalents
  Time deposits, with annual interest rates ranging from 4.5% -- 6.06% for U.S.
  Dollar time deposit and 17% for Rupiah time deposit..............................         4,690,353,097          5,478,750,000
Total..............................................................................     Rp  5,543,708,243     Rp  15,676,909,861

     A portion of cash and cash equivalents amounting to Rp 4,740,770,937 and Rp 3,009,678,457 as of December 31, 1995 and 1996, respectively, are used as collateral for the short-term loans and long-term debts (see Notes 9 and 13).
5. ACCOUNTS RECEIVABLE -- TRADE
     The details of this account are as follows:

                                                                                             1995
                                                                                          (RESTATED)
                                                                                         (SEE NOTE 2)               1996
Pulse revenue receivables..........................................................     Rp  2,579,752,929     Rp  12,093,378,485
Outstation receivables.............................................................           606,278,414            606,276,768
Total..............................................................................         3,186,031,343         12,699,655,253
Less allowance for doubtful accounts...............................................           568,483,998          7,600,569,741
Net................................................................................     Rp  2,617,547,345     Rp   5,099,085,512

     Trade receivables are used as collaterals to secure the short-term loans and long-term debts (see Notes 9 and 13).
6. INVENTORIES
     Inventories consist of the following:

                                                                                            1995
                                                                                         (RESTATED)
                                                                                        (SEE NOTE 2)               1996
Cellular mobile telephones........................................................     Rp  5,009,533,582      Rp  1,342,094,659
Optional equipment................................................................         2,286,941,570          2,256,259,547
Mobile telephones in transit......................................................            25,211,819                     --
Total.............................................................................         7,321,686,971          3,598,354,206
Less allowance for obsolescence...................................................        (3,858,732,612)        (2,282,225,057)
Net...............................................................................     Rp  3,462,954,359      Rp  1,316,129,149

     Certain inventories are used as collateral to secure certain short-term loans (see Note 9).
     Allowance for inventory obsolescence is made for non-moving inventory of old and out-modelled mobile telephone equipment.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
7. PROPERTY AND EQUIPMENT
     The details of property and equipment are as follows:

                      1995                             BEGINNING                                                ENDING
                   (RESTATED)                           BALANCE          ADDITIONS         DEDUCTIONS          BALANCE
                  (SEE NOTE 2)                            RP                 RP                RP                 RP
Cost
Vehicles.........................................     2,452,282,407        739,187,868       710,052,795      2,481,417,480
Furniture and fixtures...........................       403,108,997        121,921,924         2,276,940        522,753,981
Building improvements............................       474,708,473                 --                --        474,708,473
Computer equipment...............................       513,888,700        137,193,300        41,667,500        609,414,500
Cellular mobile telephones.......................       325,786,242                 --       146,149,131        179,637,111
Machinery and equipment..........................       203,951,126          1,035,000                --        204,986,126
Construction in progress.........................    41,374,835,612      5,260,023,260                --     46,634,858,872
Total............................................    45,748,561,557      6,259,361,352       900,146,366     51,107,776,543
Accumulated Depreciation
Vehicles.........................................     1,654,460,019        519,139,456       676,943,561      1,496,655,914
Furniture and fixtures...........................       234,032,459         62,877,847         1,759,910        295,150,396
Building improvements............................       261,340,006         53,342,117                --        314,682,123
Computer equipment...............................       149,419,287         96,819,502        18,620,970        227,617,819
Cellular mobile telephones.......................        68,304,517         21,353,642        48,081,980         41,576,179
Machinery and equipment..........................        83,091,043         32,818,022                --        115,909,065
Total............................................     2,450,647,331        786,350,586       745,406,421      2,491,591,496
Net Book Value...................................    43,297,914,226                                          48,616,185,047

                                                       BEGINNING                                                ENDING
                                                        BALANCE          ADDITIONS         DEDUCTIONS          BALANCE
                      1996                                RP                 RP                RP                 RP
Cost
Vehicles.........................................     2,481,417,480      2,429,220,000     1,198,837,868      3,711,799,612
Furniture and fixtures...........................       522,753,981        428,694,854       300,167,427        651,281,408
Building improvements............................       474,708,473                 --       474,708,473                 --
Computer equipment...............................       609,414,500        668,892,120       423,421,488        854,885,132
Cellular mobile telephones.......................       179,637,111                 --       179,637,111                 --
Machinery and equipment..........................       204,986,126                 --       181,848,626         23,137,500
Maintenance and installer equipment..............                --        131,800,000                --        131,800,000
Telecommunication network........................                --     45,916,993,858                --     45,916,993,858
Construction in progress.........................    46,634,858,872     57,754,810,761    45,902,956,677     58,486,712,956
Total............................................    51,107,776,543    107,330,411,593    48,661,577,670    109,776,610,466
Accumulated Depreciation
Vehicles.........................................     1,496,655,914        678,632,031     1,025,531,138      1,149,756,807
Furniture and fixtures...........................       295,150,396        209,480,847       300,167,427        204,463,816
Building improvements............................       314,682,123        160,026,350       474,708,473                 --
Computer equipment...............................       227,617,819        359,585,023       423,421,488        163,781,354
Cellular mobile telephones.......................        41,576,179         18,953,045        60,529,224                 --
Machinery and equipment..........................       115,909,065         30,671,297       123,442,862         23,137,500
Maintenance and installer equipment..............                --          2,745,834                --          2,745,834
Telecommunication network........................                --      5,636,825,303                --      5,636,825,303
Total............................................     2,491,591,496      7,096,919,730     2,407,800,612      7,180,710,614
Net Book Value...................................    48,616,185,047                                         102,595,899,852

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
7. PROPERTY AND EQUIPMENT -- Continued
     Depreciation charged to operations amounted to Rp 786,350,586 and Rp 7,096,919,730 for the year ended December 31, 1995 and 1996, respectively. The Company's property and equipment are used as collateral to the short-term loans and long-term debts (see Notes 9 and 13).
8. ADVANCES FOR PURCHASE OF EQUIPMENT
     This account represents deposits in Deutsche Bank to secure letters of credit issued for purchase of certain equipment.
9. SHORT-TERM LOANS
     This account represents loans obtained from the following:

                                                                                             1995
                                                                                          (RESTATED)
                                                                                         (SEE NOTE 2)               1996
Nissho Iwai........................................................................     Rp             --     Rp  10,485,200,000
PT Bank Umum Servitia..............................................................                    --          5,000,000,000
PT Bank Utama......................................................................         9,475,000,000                     --
PT Lippobank.......................................................................               366,558                     --
Total..............................................................................     Rp  9,475,366,558     Rp  15,485,200,000

     As of December 31, 1996, the credit facility obtained from Nissho Iwai amounted to U.S.$ 4,400,000 and bears interest at 2.5% above LIBOR. The Company has pledged 773 of its ordinary shares as collateral for this credit. The credit is used to pay certain liabilities which are owed by the Company to Bank Utama.
     The credit facility obtained from PT Bank Utama bears annual interest ranging from 20% to 24%. The loan is collateralized with certain cash, receivables, inventories, property and equipment, and corporate guarantee from PT Bina Reksa Perdana, a stockholder, and certain property and equipment of PT Panutan Duta, affiliate.
     The loan facility obtained from PT Bank Umum Servitia bears interest at an annual rate of 23% and is collateralized on a pari passu basis with collaterals of long-term debt obtained from Nissho Iwai International (Singapore) Pte., Ltd. (see Note 13).
10. ACCOUNTS PAYABLE -- TRADE
     This account represents liabilities to:

                                                                                              1995
                                                                                           (RESTATED)
                                                                                          (SEE NOTE 2)              1996
Nokia Telecommunications Oy, Finland.................................................     Rp           --     Rp   3,884,753,279
PT Telekomunikasi Indonesia (Telkom).................................................                  --          3,494,041,002
Ericsson Radio System AB.............................................................                  --          2,093,452,328
PT Indonesian Satellite Corporation                                                                    --            962,996,540
Directorate General of Posts and Telecommunications..................................                  --            222,774,250
PT Satelit Palapa Indonesia..........................................................                  --            192,475,201
EDS Management Consulting............................................................                  --            141,875,000
Nokia Telecommunications, Jakarta....................................................                  --            131,879,987
Others (each below Rp 100 million)...................................................         564,424,841            461,711,331
Total................................................................................     Rp  564,424,841     Rp  11,585,958,918

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
11. ACCOUNTS PAYABLE -- OTHERS
     As of December 31, 1995, this account mainly represents amounts due to a former stockholder and PT Telekomunikasi Indonesia (Telkom) of Rp 6,145 million and Rp 6,610 million, respectively. The amount due to Telkom represents the difference between the agreed price of Telkom's portion on the network assets transferred to Subsidiary and Telkom's share of the capital contribution in Subsidiary. As of December 31, 1996, the above liabilities have been settled.
12. TAXES PAYABLE

                                                                                              1995
                                                                                           (RESTATED)
                                                                                          (SEE NOTE 2)              1996
Estimated income tax payable (less tax prepayment of
  Rp 97,784,316 in 1995)............................................................     Rp  4,075,702,684     Rp             --
Income tax
  Article 21........................................................................           268,692,322           583,665,864
  Article 23........................................................................           361,833,151           542,096,601
  Article 25 and 29.................................................................            43,107,840         4,071,033,731
  Article 26........................................................................           174,618,857         2,618,090,566
Value added tax.....................................................................                    --           901,578,801
Total...............................................................................     Rp  4,923,954,854     Rp  8,716,465,563

     No provision was made for income tax for the year ended December 31, 1996 since the Company and its Subsidiary are in a fiscal loss position.
     A reconciliation between loss before provision for income tax, as shown in the statement of income, and estimated taxable income for the year ended December 31, 1995 is as follows:

Loss before provision for income tax per consolidated statement of income..............................     Rp  (4,399,384,009)
Loss of Subsidiary before provision for income tax.....................................................          1,089,167,264
Gain on sale of telecommunication network..............................................................         10,967,490,528
Income before provision for income tax.................................................................          7,657,273,783
Timing differences:
  Amortization of deferred charges.....................................................................          4,819,331,622
  Provision for inventory obsolescence.................................................................          2,967,643,196
  Difference in beginning balance of property and equipment as regulated by Directorate General of
     Taxes Circular Letter No. 44/1995.................................................................          1,211,445,061
  Depreciation.........................................................................................            473,000,943
  Provision for uncollectible trade receivables........................................................             62,739,169
  Gain on disposal of telecommunication network........................................................         (5,856,159,247)
  Gain on disposal of property and equipment...........................................................           (401,162,201)
Permanent differences:
  Donation.............................................................................................          2,090,349,100
  Employees' benefits in kind..........................................................................            599,409,987
  Entertainment........................................................................................            461,698,721
  Interest expense.....................................................................................            206,746,361
  Tax penalty and interest.............................................................................             17,415,989
Non-taxable income
  Interest already subjected to final income tax.......................................................           (368,942,024)
Estimated taxable income...............................................................................     Rp  13,940,790,460

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
12. TAXES PAYABLE -- Continued
     The provision for income tax and computation of the estimated corporate income tax payable for the year ended December 31, 1995 are as follows:

Estimated taxable income (rounded-off)..................................................................     Rp  13,940,790,000
Provision for income tax................................................................................          4,173,487,000
Prepayments of income tax
  Article 22............................................................................................             52,898,433
  Article 23............................................................................................              1,350,000
  Article 25............................................................................................             43,535,883
                                                                                                                     97,784,316
Estimated corporate income tax payable..................................................................     Rp   4,075,702,684

13. LONG-TERM DEBTS
     This account represents long-term debts as follows:

                                                                                           1995
                                                                                        (RESTATED)
                                                                                       (SEE NOTE 2)               1996
Rupiah
  PT Bank Indonesia Raya........................................................     Rp   1,718,555,179     Rp    1,718,555,179
  PT Bank Tamara................................................................            676,853,686                      --
  PT Lippobank..................................................................            350,942,390                      --
  Others (each below Rp 100 million)............................................            211,173,942             121,204,368
U.S. Dollar
  Nissho Iwai International Pte. Ltd., Singapore................................                     --         142,980,000,000
  Svenska Handelsbanken, Singapore..............................................          7,971,795,072                      --
                                                                                         10,929,320,269         144,819,759,547
Less current maturities.........................................................          8,638,028,690           1,809,565,256
Long-term portion...............................................................     Rp   2,291,291,579     Rp  143,010,194,291

     On March 12, 1996, Subsidiary obtained a loan from Nissho Iwai International (Singapore) Pte. Ltd. (Nissho Iwai) with a maximum facility amounting to U.S.$ 60,000,000 to finance the construction and implementation of the NMT-450 Network in Bandar Lampung in Sumatra, Java, Bali and Lombok. The loan, which term is five years and inclusive of a two years grace period on principal payment, is repayable in six equal semi-annual installments. Proceeds from collections of Subsidiary's receivables are deposited directly into escrow accounts maintained with certain banks as chosen and agreed-upon by both parties.
     Based on the Joint Venture Agreement No. PKS 234/HK.810/UTA-00/95 dated November 30,1995 between the Company, Telkom and Yayasan Dana Pensiun Pegawai Telkom (YDPP Telkom), the Company transferred the balance of the loan from Svenska Handelsbanken, Singapore to Subsidiary as of June 30, 1995 amounting Rp 10,752,598,140.
     The above loans are collateralized with cash and cash equivalents, receivables, and property and equipment of the Company and Subsidiary, corporate guarantee from the Company and shares of Subsidiary. The Rupiah loans bear interest at rates ranging from 20% to 23% per annum. The loan from Nissho Iwai bears interest at an annual rate of 2.5% above LIBOR. The loan from Svenska Handelsbanken, Singapore bears annual interest at 0.55% above one month SIBOR.
     Certain loan agreements contain terms and conditions restricting the Company and Subsidiary from, without prior consent from the lenders, taking additional loans, entering into any investment, merger, consolidation, reorganization and changing ownership. In addition, the Company has to maintain certain financial ratios.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
14. DUE TO STOCKHOLDERS
     Due to stockholders represents unsecured and non-interest bearing loans from:

                                                                                                                   1996
PT Bina Reksa Perdana....................................................................................     Rp  2,383,000,000
International Wireless Communications, Inc...............................................................         2,345,613,250
PT Deltona Satya Dinamika................................................................................         1,274,905,000
Total....................................................................................................     Rp  6,003,518,250

15. CAPITAL STOCK
     The stockholders and their respective stockholdings as of December 31, 1995 and 1996 are as follows:

                            STOCKHOLDERS                               NUMBER OF SHARES    % OF OWNERSHIP           AMOUNT
PT Bina Reksa Perdana...............................................        12,500                50%          Rp  12,500,000,000
International Wireless Communications, Inc..........................         6,250                25                6,250,000,000
PT Deltona Satya Dinamika...........................................         6,250                25                6,250,000,000
Total...............................................................        25,000               100%          Rp  25,000,000,000

     Based on notarial deed of Sinta Susikto SH No. 106 dated January 24, 1997, the Company changed certain parts of its Articles of Association including the change in authorized and issued capital stock from Rp 25,000,000,000 to Rp 25,773,000,000 and the change in share ownership. The notarial deed has been approved by MOJ in its decision letter No. C2-1331.HT.01.04.Th.97 dated February 27, 1997. Accordingly, the stockholders and their respective stockholdings after the above mentioned transaction are as follows:

                            STOCKHOLDERS                               NUMBER OF SHARES    % OF OWNERSHIP           AMOUNT
PT Bina Reksa Perdana...............................................        11,450              44.43%         Rp  11,450,000,000
International Wireless Communications, Inc..........................         7,300              28.32               7,300,000,000
PT Deltona Satya Dinamika...........................................         6,250              24.25               6,250,000,000
Nissho Iwai.........................................................           773               3.00                 773,000,000
Total...............................................................        25,773             100.00%         Rp  25,773,000,000

     The Company will receive U.S.$ 8,500,000 from Nissho Iwai for the additional issued capital. As of December 31, 1996, the Company has received U.S.$ 4,400,000 from Nissho Iwai as a prepayment for the issuance of the new shares. As agreed with Nissho Iwai, the prepayment has been treated as a loan and bears interest at 2.5% above LIBOR per annum after the MOJ approval has been obtained (see Note 9).
16. REVENUES
     Revenues are as follows:

                                                                                            1995
                                                                                         (RESTATED)
                                                                                        (SEE NOTE 2)               1996
Pulse sharing, monthly subscription charges and airtime..........................     Rp  12,249,170,887     Rp  23,149,038,764
Sales of outstations.............................................................          4,113,518,256            811,013,167
Connecting fee...................................................................            126,500,000            342,000,000
Repair, maintenance and others...................................................            323,174,655            167,209,102
Total............................................................................     Rp  16,812,363,798     Rp  24,469,261,033

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
17. COST OF REVENUES
     Cost of revenues are as follows:

                                                                                             1995
                                                                                          (RESTATED)
                                                                                         (SEE NOTE 2)               1996
Pulse sharing and airtime..........................................................     Rp  5,465,526,989     Rp  24,884,675,582
Cost of outstations................................................................         2,055,407,793          2,365,219,867
Repair, maintenance and others.....................................................           310,191,695             40,286,880
Total..............................................................................     Rp  7,831,126,477     Rp  27,290,182,329

18. CONTINGENT LIABILITY
     The Company is in a dispute with PT Larikerindo relating to the settlement of a loan. On August 9, 1994, the court dismissed the claim against the Company. However, PT Larikerindo filed an appeal concerning the court decision. On December 29, 1995, the higher court again dismissed the claim. In the event the case is reappealed, the management believes that the Company will win the case and incur no significant cost.
19. CONSULTANCY AGREEMENTS
     Subsidiary had agreements with several parties in connection with the installation and development of infrastructure of the STKB-C (Cellular mobile telephone network) project. The agreements, made prior to the approval of Subsidiary's articles of association by MOJ, were entered into by the Company on behalf of Subsidiary. These agreements are as follows:
     a. Consultancy service agreement with Telecon Ltd. (Telecon), Finland, whereby Telecon agreed to provide an expert to work in Jakarta as a training manager in radio network planning of NMT 450i for Subsidiary. Telecon will charge U.S. $18,500 per month and Subsidiary provides accommodation. The work started in September 1996 and has a duration of six months.
     b. Technical support agreement with Broadcast Communications Limited (BCL), New Zealand, whereby BCL agreed to provide technical support services concerning the development of cellular mobile radio telecommunication and related business in Indonesia. The agreement commenced on May 20, 1996 and has a duration of 12 months. The fee for the services amounted to U.S.$ 32,839 per month (excluding Value Added Tax) and Subsidiary provides accommodation as defined under the agreement.
     c. Supply contract and technical support agreement with Nokia Telecommunications Oy, Finland, in connection with NMT-470 Network Expansion and Transmission System in order to provide new network coverage for NMT mobile telephone system. These contracts were made on January 19, 1996. Supply contract has a contract price of U.S.$ 20.9 million, while technical support is charged on a fixed annual fee basis as defined and set forth in the agreement. The fee amounted to U.S.$ 91,871 for the year 1996 and with approximate U.S.$ 1 million per year for the years 1997-2001.
     d. Service contract with Nokia Telecommunications Pte. Ltd., Singapore, for a contract price of U.S.$ 4.54 million. This is also in connection with NMT-470 Network Expansion and Transmission System in order to provide new network coverage for NMT mobile telephone system. This contract was made on January 19, 1996.
     e. Cooperation agreement on network interconnection of Subsidiary's Mobile Cellular Phone (STBS) with Telkom's Public Service Telephone Network (PSTN). This agreement contains the interconnection configuration points and capacities, operation and maintenance of interconnection equipment, other facilities and services, joint services and financial settlement. This agreement was entered into on August 21, 1996 and may be terminated at any time subject to the express written approval of both parties or their respective successors and permitted assigns.
     f. Service agreement with Telkom whereby Telkom will provide billing and collection service to the Company. As compensation, the Company will pay 1% of its collected revenue to Telkom. The agreement will expire on March 31, 1997.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
19. CONSULTANCY AGREEMENTS -- Continued
     g. Subsidiary also has several agreements with contractors which among others include agreements for establishing telecommunication towers in Jakarta, Depok, Cikarang, East Java, Lampung and Bali with aggregate cost approximately amounting to Rp 5 billion and for interior design of Subsidiary's new office with total contract cost amounting to Rp 3.1 billion.
     h. The Company appointed CV Aporindo Consultant to assist the Company in handling the settlement of the corporate income tax for the year 1995 for a total amount Rp 3,800,000,000, inclusive of the consultant's fee. The Company has paid Rp 1,300,000,000 to December 31, 1996 and the fee is recorded as "Advance" in the consolidated balance sheet.
     Fees related to the installation and development of infrastructure of STKB-C are capitalized and recorded under "Property and Equipment" in the consolidated balance sheet.
20. COMMITMENTS
     a. Subsidiary has agreed to take over service equipment, spareparts and outstations owned by the Company amounting to Rp 1,453,000,000, as appraised by PT Aditya Appraisal Bhakti. As of December 31, 1996, only service equipment amounting to Rp 131,800,000 has been transferred to Subsidiary.
     b. As of December 31, 1996, Subsidiary has unused credit facilities aggregating to Rp 5,000,000,000 from PT Bank Umum Servitia.
21. SUBSEQUENT EVENTS
     a. Based on notarial deed No.106 of Sinta Susikto SH dated January 24, 1997, the Company's authorized capital stock was changed from Rp 25,000,000,000 divided into 25,000 shares with a par value of Rp 1,000,000 per share to Rp 25,773,000,000 divided into 25,773 shares of the same par value and other changes in the capital structure. The changes in the authorized capital stock was approved by the Ministry of Justice in its decision letter No. C2-1331.HT.01.04.Th.97 dated February 27, 1997 (see Note 14).
     b. On January 29, 1997, Subsidiary entered into a syndicated short-term notes facility agreement made with PT Bank Umum Servitia (BUS), as arranger. Under the agreement, the syndicated banks have agreed to purchase short-term notes amounting to Rp 60,000,000,000 and interest notes amounting to Rp 15,000,000,000 issued by the Company. Subsidiary is required to pay these loans prior to payment for all other loans.
     These short-term notes will be used to finance the working capital and expansion of Subsidiary prior to the issuance of the convertible bonds; while the interest notes will be used to finance any accrued interest payments on the short-term notes or the interest notes.
     c. Based on the decree No. KM.5/PR.301/MPPT-97 of Ministry of Tourism, Posts and Telecommunications of the Republic of Indonesia dated January 1, 1997, Subsidiary, as one of mobile cellular phone services providers, is entitled to get:
      -- 100% of long-distance interconnection fee from owned STBS to owned STBS which use owned network.
      -- 30% of long-distance call pulse from owned STBS to owned STBS which use PSTN network.
      -- 15% of long-distance call pulse from owned STBS to other STBS, and vice-versa, which use PSTN network.
      -- 40% of long-distance call pulse from owned STBS to PSTN which use owned network.
      -- 15% of long-distance call pulse from PSTN to owned STBS which use PSTN network.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

22. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES THE FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH INDONESIAN GAAP WHICH
DIFFER IN CERTAIN RESPECTS FROM U.S. GAAP.
     THE DIFFERENCES ARE REFLECTED IN THE APPROXIMATIONS PROVIDED IN NOTE 26 AND ARISE DUE TO THE ITEMS DISCUSSED IN THE FOLLOWING PARAGRAPHS:
     A. INCOME TAXES
     Under Indonesian GAAP, it is acceptable to recognize Income Tax expense based upon the estimated current Income Tax liability on the current year's earnings. When income and expense recognition for Income Tax purposes does not occur in the same year as income and expense recognition for financial reporting purposes, the resulting temporary differences are not considered in the computation of Income Tax expense for the year.
     Under U.S. GAAP, the liability method is used to calculate the Income Tax provision. Under the liability method, deferred tax assets or liabilities are recognized for differences between the financial reporting and tax bases of assets and liabilities at each reporting date.
     b. REGULATION
     The Company provides telephone service in Indonesia and therefore is subject to the regulatory control of the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia. Rates for services are tariff-regulated. Although changes in rates for services are authorized and computed based on a decree issued by the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia, these are not based on a fixed rate of return and are not designed to provide for the recovery of the Company's cost of services. Accordingly, the requirements of U.S. GAAP related to a business whose rates are regulated on the basis of its actual costs are not applicable to the Companies' financial statements.
     c. PRESENTATION OF THE STATEMENTS OF STOCKHOLDERS' EQUITY
     Under Indonesian GAAP, except for public companies, it is not required to present statements of retained earnings. Under U.S. GAAP, the Companies are required to present statements of stockholders' equity.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

23. RECONCILIATION BETWEEN NET INCOME AND STOCKHOLDERS' EQUITY DETERMINED UNDER INDONESIAN AND U.S. GAAP THE FOLLOWING IS A SUMMARY OF THE SIGNIFICANT ADJUSTMENTS TO NET INCOME FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
TO STOCKHOLDERS' EQUITY AS OF DECEMBER 31, 1995 AND 1996 WHICH WOULD BE REQUIRED IF U.S. GAAP HAD BEEN APPLIED INSTEAD OF INDONESIAN GAAP IN THE FINANCIAL
STATEMENTS:

                                                                                 1995
                                                                              (RESTATED)
                                                                             (SEE NOTE 2)                    1996
                                                                                  RP                RP           U.S. $ (NOTE 3)
Net loss according to the financial statements prepared under Indonesian
  GAAP...................................................................   (8,246,120,830)   (28,620,590,602)     (12,010,319)
Adjustments due to:
  Income tax.............................................................    4,245,298,915     11,253,159,872        4,722,266
  Valuation allowance....................................................   (4,245,298,915)   (11,400,961,024)      (4,784,289)
Approximate net loss in accordance with U.S. GAAP........................   (8,246,120,830)   (28,768,391,754)     (12,072,342)
Stockholders' equity (capital deficiency) according to the financial
  statements prepared under Indonesian GAAP..............................    6,691,139,967    (21,929,450,635)      (9,202,455)
Adjustments due to:
  Income tax.............................................................    5,127,282,969     16,380,442,841        6,873,875
  Valuation allowance....................................................   (5,127,282,969)   (16,528,243,993)      (6,935,898)
Approximate stockholders' equity (capital deficiency) in accordance with
  U.S. GAAP..............................................................    6,691,139,967    (22,077,251,787)      (9,264,478)

     Regarding the consolidated balance sheets and statements of income and deficit, the following significant captions determined under U.S. GAAP would have been presented:

                                                                                1995
                                                                             (RESTATED)
                                                                            (SEE NOTE 2)                    1996
                                                                                 RP                RP           U.S. $ (NOTE 3)
Balance sheets:
  Current assets........................................................   12,270,504,214     31,822,048,701       13,353,776
  Total assets..........................................................   61,512,948,397    185,659,151,379       77,909,841
  Current liabilities...................................................   40,380,349,030     55,621,155,510       23,340,812
  Total liabilities.....................................................   54,821,808,430    207,736,403,166       87,174,319
Statements of income and deficit:
  Loss from operations..................................................    2,796,492,632     28,030,557,705       11,762,718

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
24. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S. GAAP The following information is presented on the basis of U.S. GAAP:
INCOME TAX
     The tax effect on significant temporary differences is as follows:

                                                                                 1995
                                                                              (RESTATED)
                                                                             (SEE NOTE 2)                    1996
                                                                                  RP                RP           U.S. $ (NOTE 3)
Deferred tax assets -- current:
Allowance for inventory obsolescence.....................................    1,157,619,784        684,667,517          287,313
Allowance for doubtful accounts..........................................      170,545,199      2,280,170,922          956,849
                                                                             1,328,164,983      2,964,838,439        1,244,162
Valuation allowance......................................................   (1,328,164,983)    (2,964,838,439)      (1,244,162)
Total deferred tax assets -- current -- net..............................               --                 --               --

                                                                                 1995
                                                                              (RESTATED)
                                                                             (SEE NOTE 2)                    1996
                                                                                  RP                RP           U.S. $ (NOTE 3)
Deferred tax assets -- non-current:
Tax loss carryforwards...................................................       98,024,916     10,453,429,119        4,386,668
Property and equipment...................................................    3,701,093,070      3,105,626,435        1,303,242
Preoperating expenses....................................................               --          4,350,000            1,825
                                                                             3,799,117,986     13,563,405,554        5,691,735
Valuation allowance......................................................   (3,799,117,986)   (13,563,405,554)      (5,691,735)
Total deferred tax assets -- non-current -- net..........................               --                 --               --
Deferred tax liabilities -- non-current:
Property and equipment...................................................               --         51,079,045           21,435
Prepaid long-term rent...................................................               --         96,722,107           40,588
Deferred tax liabilities -- non current..................................               --        147,801,152           62,023
Deferred tax -- net......................................................               --        147,801,152           62,023

     The temporary differences, on which deferred tax assets have been computed are not deductible for income tax purposes until the provision for inventory obsolescence and provision for uncollectible trade receivable are written-off. The differences between the book and tax bases of property and equipment, prepaid long-term rent and preoperating expenses are due to the differing recognition methods for Income Tax and financial reporting purposes.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
24. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S.
GAAP -- Continued
     The Income Tax provision recorded under U.S. GAAP differs from the expected provision at U.S. statutory rates due to certain permanent differences detailed below:

                                                                                 1995
                                                                              (RESTATED)
                                                                             (SEE NOTE 2)                    1996
                                                                                  RP                RP           U.S. $ (NOTE 3)
Approximate loss before Income Tax in accordance
  with U.S. GAAP.........................................................   (4,399,384,009)   (37,817,024,460)     (15,869,502)
Effect of permanent differences:
  Donation...............................................................    2,090,349,100         34,041,756           14,285
  Expenses incurred during preoperating stage of Subsidiary..............      762,417,085                 --               --
  Employees' benefits in kind............................................      599,499,987         47,837,543           20,075
  Entertainment..........................................................      461,698,721         33,906,969           14,229
  Interest expense.......................................................      206,746,361      2,114,346,227          887,262
  Tax penalty and interest...............................................       17,415,989        104,353,376           43,791
  Interest income which was already subjected to final tax...............     (368,942,024)    (2,027,994,320)        (851,026)
                                                                             3,769,185,219        306,491,551          128,616
Approximate loss before Income Tax in accordance
  with U.S. GAAP.........................................................     (630,198,790)   (37,510,532,909)     (15,740,886)
Provision for income tax (on tax loss) in accordance with U.S. GAAP
  before adjustment......................................................     (197,809,637)   (11,253,159,872)      (4,722,266)
Adjustment for enacted changes in tax rates..............................      125,997,722                 --               --
Increase in valuation allowance..........................................    4,245,298,915     11,400,961,024        4,784,289
Provision for income tax (on tax loss) in accordance with U.S. GAAP after
  adjustment.............................................................    4,173,487,000        147,801,152           62,023

     Donations amounting to Rp 2,079,486,000 were given to Yayasan Dana Pensiun Pegawai (YDPP) Telkom (Pension Fund of Telkom) as YDPP Telkom's contribution in Subsidiary.
     b. VALUATION AND QUALIFYING ACCOUNTS
     Activity in the Company's allowance for doubtful accounts for the years ended December 31, 1995 and 1996 are as follows:

                                                               BALANCE AT      CHARGED TO       WRITE-OFFS       BALANCE AT
                                                              BEGINNING OF      COSTS AND           AND            END OF
                    FOR THE YEARS ENDED                           YEAR          EXPENSES        DEDUCTIONS          YEAR
                                                                   RP              RP               RP               RP
December 31, 1995..........................................    505,744,829       62,739,169               --      568,483,998
December 31, 1996..........................................    568,483,998    8,102,437,967    1,070,352,224    7,600,569,741

     Activity in the Company's allowance for inventory obsolescence for the years ended December 31, 1995 and 1996 are as follows:

                                                             BALANCE AT       CHARGED TO       WRITE-OFFS       BALANCE AT
                                                            BEGINNING OF       COSTS AND           AND            END OF
                   FOR THE YEARS ENDED                          YEAR           EXPENSES        DEDUCTIONS          YEAR
                                                                 RP               RP               RP               RP
December 31, 1995........................................     891,089,416    2,967,643,196               --    3,858,732,612
December 31, 1996........................................   3,858,732,612               --    1,576,507,555    2,282,225,057

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
25. RECLASSIFICATIONS OF ACCOUNTS
     Certain accounts in the 1995 financial statements have been reclassified to conform with the presentation of accounts in the 1996 financial statements.

26. UNAUDITED SUBSEQUENT EVENTS
   a. The Subsidiary was unable to pay the interest and principal loan from Nissho Iwai, the major creditor, which became due and payable and, therefore, is in a default position. The Subsidiary is negotiating to reschedule the payments of such interest and principal loan with the creditor. Based on the last correspondence from Nissho Iwai dated March 18, 1998, Nissho Iwai is unofficially reconsidering the rescheduling of the Subsidiary's loan, subject to certain conditions which include, among others, the injection of fresh capital by the Company and Company's stockholder, International Wireless Communications, Inc. (IWC) to the Subsidiary amounting to U.S. $10 million by June 1998. Such rescheduling arrangement, being unofficial, are still subject to the approval of the management of Nissho Iwai.

    Relative to the above, the Subsidiary has attempted to secure the additional funding from, inter alia, IWC. If funding from IWC or some other sources becomes available, Nissho Iwai is willing to consider the Subsidiary's request to reschedule the payments of its interest and loan principal obligations to the former. Through March 15, 1999, there have been no significant developments with respect to the foregoing matters.

    Based on the loan agreement, Nissho Iwai may declare all the outstanding loan principal and related accrued interest and any and all sums of whatsoever nature due from the Subsidiary to be immediately due and payable (without demand, protest or notice upon the Subsidiary) in the event that the Subsidiary fails to comply with its obligations. In the mean time, Nissho Iwai has decided not to immediately declare an "Event of Default". In view of this, the whole outstanding amount of the long-term loan from Nissho Iwai has been reclassified to current liability in the Subsidiary's financial statements as of December 31, 1997 and subsequent thereto.

    On September 3, 1998, IWC and its wholly-owned subsidiaries,
    International Wireless Communications, Inc., Radio Movil Digital Americas, Inc., ("RMDA"), International Wireless Communications Latin America Holdings, Ltd. and Pakistan Wireless Holdings Limited (collectively with IWC, the "Debtors"), commenced voluntary cases under Chapter 11 of the U.S. Bankruptcy Code, as amended, in the District of Delaware (Case No. 98-2007
    (MFW)). Since that date, the Debtors have continued to operate as debtors-in possession, subject to supervision of the Bankruptcy Court. Subsequently, the Debtors filed a Second Amended Joint Chapter 11 Plan of Reorganization (the "Plan") and a Second Amended Disclosure Statement relating thereto with the Bankruptcy Court (the "Disclosure Statement"). On December 21, 1998, the Bankruptcy Court determined that the Disclosure Statement contained "adequate information" in accordance with Section 1125 of the Bankruptcy Code. The Disclosure Statement, among other things, describes events leading to the Debtors' Chapter 11 filings and summarizes various claims against the Debtors, including litigation (as of the Disclosure Statement date) stayed against the Debtors by the bankruptcy filings described above. The Plan and Disclosure Statement were submitted to parties in the bankruptcy cases in connection with voting on the Plan.

    On February 3-4, 1999, hearings were held before the Bankruptcy Court to consider confirmation of the Plan, which has been further amended (the "Amended Plan") to reflect, among other things, settlements of the claims of BT Foreign Corporation ("BTFC"), of Toronto Dominion Investments, Inc. ("TDI") and Asia Pacific Cellphone Co. ("APC"). Post-hearing briefs have been filed, and as of March 2, 1999, the matter has been submitted to the Bankruptcy Court for a determination as to whether the Amended Plan will be confirmed. If the Amended Plan is not confirmed, the Debtors may attempt to file a further amended plan or, if such a plan should prove infeasible, the Debtors may become subject to liquidation.

   b. Since mid-1997, many Asia Pacific countries, including Indonesia, are experiencing continuing adverse economic condition mainly resulting from currency devaluation in the region, the principal consequences of which have been an extreme lack of liquidity and highly volatile exchange and interest rates. The crisis has also involved declining prices in shares listed in the Indonesian stock exchanges, tightening of available credit, stoppage or postponement of certain construction projects, and a growing oversupply of real property. Volatility in exchange and interest rates has adversely affected the Subsidiary's cost of and sources of funds, as well as its capacity to service its debts, given that the balances of the Subsidiary's borrowings denominated in U.S. dollars have increased significantly in Rupiah terms, and interest rates on Rupiah-denominated loans have increased significantly. Also, since 1996 up to the present, the Company and Subsidiary have incurred significant operating losses, foreign exchange losses and interest charges, which resulted in a significant net capital deficiency position. The Subsidiary has received various claims, however, no formal litigation or legal matters have yet been filed against the Subsidiary through March 15, 1999. The effects of the continuing adverse economic condition on the financial condition of the Subsidiary's customers have reduced its revenues and increased credit risk inherent in the collection of receivables from its customers.

     In response to these economic events, the Subsidiary's management initiated the following:

      -- Renegotiating the Subsidiary's short-term loan agreements with banks, as well as suppliers' agreements.

     -- Negotiating with prospective investors for additional funding.

     Resolution of the continuing adverse economic conditions is dependent on the fiscal and monetary measures that will be undertaken by the Indonesian government, actions which are beyond the Company and Subsidiary's control, to achieve ecomomic recovery. It is not possible to determine the future effects a continuation of the adverse economic conditions may have on the Company and Subsidiary's liquidity and earnings, including the effects from their investors, customers, and suppliers.

                                                                    ATTACHMENT I
                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY
           STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                     CAPITAL STOCK                               STOCKHOLDERS'
                                                                (ISSUED AND FULLY PAID)         DEFICIT             EQUITY
DESCRIPTION                                                               RP                      RP                  RP
BALANCE as of January 1, 1995...............................          1,000,000,000         (10,062,739,203)     (9,062,739,203)
Approved during the Extraordinary General Meeting of the
  Stockholders on November 9, 1995: Increase in the issued
  and fully paid-up capital from Rp 1,000,000,000 to Rp
  25,000,000,000............................................         24,000,000,000                      --      24,000,000,000
Net loss for 1995 (restated)................................                     --          (8,246,120,830)     (8,246,120,830)
BALANCE as of December 31, 1995 (restated)..................         25,000,000,000         (18,308,860,033)      6,691,139,967
Net loss for 1996...........................................                     --         (28,620,590,602)    (28,620,590,602)
BALANCE as of December 31, 1996.............................         25,000,000,000         (46,929,450,635)    (21,929,450,635)

                                INDEX TO EXHIBITS

Exhibit No.                                        Description

*3(a) Articles of Incorporation of Registrant as amended through July 25, 1995, filed as Exhibit 1 to the Registrant's Form 8-K/A dated July 25, 1995.

*3(b)        Bylaws of Registrant (compilation of July 25, 1995), filed as
             Exhibit 2 to the Registrant's Form 8-K/A dated July 25, 1995.

*4(a) Specimen Common Stock Certificate, filed as Exhibit 4(a) to the Registrant's Registration Statement on Form S-1(File No. 33-18067).

*4(b)(1) Amended and Restated Loan Agreement between the Registrant and various lenders led by The Bank of New York and The
             Toronto-Dominion Bank as agents, dated as of December 23, 1994, filed as Exhibit 2(a) to the Registrant's Current Report on Form 8-K dated as of December 23, 1994.

*4(b)(2) Security Agreement between the Registrant and various lenders led by The Bank of New York and The Toronto-Dominion Bank, as Secured Party, dated as of December 23, 1994, filed as Exhibit 2(b) to the Registrant's Current Report on Form 8-K dated as of December 23, 1994.

*4(b)(3) Master Subsidiary Security Agreement between the Registrant, certain of its subsidiaries and various lenders led by The Bank of New York and The Toronto-Dominion Bank, as Secured Party, dated as of December 23, 1994, filed as Exhibit 2(c) to the Registrant's Current Report on Form 8-K dated as of December 23, 1994.

*4(b)(4) Second Amended and Restated Loan Agreement between Vanguard Cellular Operating Corp. and various lenders led by The Bank of New York and The Toronto-Dominion Bank as agents, dated as of April 10, 1996, filed as Exhibit 4(d)(1) to the Registrant's Form 10-Q/A dated March 31, 1996.

*4(b)(5) VCOC Security Agreement between Vanguard Cellular Operating Corp. and various lenders led by The Bank of New York and The Toronto-Dominion Bank as Secured Party, dated as of April 10, 1996, filed as Exhibit 4(d)(2) to the Registrant's Form 10-Q/A dated March 31, 1996.

*4(b)(6) Second Amended and Restated Master Subsidiary Security Agreement between certain subsidiaries of the Registrant and various lenders led by The Bank of New York and The Toronto-Dominion Bank, as Secured Party, dated as of April 10, 1996, filed as Exhibit 4(d)(3) to the Registrant's Form 10-Q/A dated March 31, 1996.

*4(b)(7) Assignment, Bill of Sale and Assumption Agreement by and between Registrant and Vanguard Cellular Financial Corp., dated as of April 10, 1996, filed as Exhibit 4(d)(4) to the Registrant's Form 10-Q/A dated March 31, 1996.

*4(b)(8) Indenture dated as of April 1, 1996 between Registrant and The Bank of New York as Trustee, filed as Exhibit 4(e)(1) to the Registrant's Form 10-Q/A dated March 31, 1996.

*4(b)(9) First Supplemental Indenture, dated as of April 1, 1996 between registrant and The Bank of New York as Trustee, filed as Exhibit 4(e)(2) to the Registrant's Form 10-Q/A dated March 31, 1996.

*4(b)(10)    First Amendment to Second Amended and Restated Loan Agreement
             between Vanguard Operation Corp. and various lenders led by the Bank of New York and The Toronto-Dominion Bank as agents, dated as of July 31, 1996, filed as Exhibit 4(d)(5) to the Registrant's Form
             10-Q dated September 30, 1996 and confirmed electronically as
             Exhibit 4(d)(5) to the Registrant's 10-Q/A dated September 30,
             1996.

*4(b)(11)    Second Amendment to Second Amended and Restated Loan Agreement
             between Vanguard Cellular Operating Corp. and various lenders led by the Bank of New York and The Toronto-Dominion Bank as agents, dated as of October 30, 1996 and confirmed electronically as
             Exhibit 4(d)(6) to the Registrant's 10-Q/A dated September 30,
             1996.

*4(b)(12)    Third Amendment to Second Amended and Restated Loan Agreement
             between Vanguard Cellular Operating Corp. and various lenders led by the Bank of New York and The Toronto-Dominion Bank as agents, dated as of March 31, 1997 and filed as Exhibit 4(b)(7) to the Registrant's Form 10-Q dated September 30, 1996.

*4(b)(13)    Third Amended and Restated Facility A Loan Agreement between
             Vanguard Cellular Financial Corp. and various lenders led by the Bank of New York, and The Toronto-Dominion Bank, and NationsBank of
             Texas, N.A. as agents, dated February 20, 1998, filed as Exhibit
             4(b)(8) to the Registrant's Form 10-Q dated March 31, 1998.

*4(b)(14)    Facility B Loan Agreement between Vanguard Cellular Financial Corp.
             and various letters led by The Bank of New York, and The
             Toronto-Dominion Bank, and NationsBank of Texas, N.A. as agents, dated February 20, 1998, filed as Exhibit 4(b)(9) to the Registrant's Form 10-Q dated March 31, 1998.

*4(b)(15)    Borrower Pledge Agreement between Vanguard Cellular Financial Corp.
             and Toronto-Dominion (Texas), Inc. as collateral agent, dated
             February 20, 1998, filed as Exhibit 4(b)(10) to the Registrant's
             Form 10-Q dated March 31, 1998.

*4(b)(16)    VCOC Guaranty between Vanguard Cellular Operating Corp. and various lenders led by The Bank of New York, and The Toronto- Dominion
             Bank, and NationsBank of Texas, N.A. as Secured Parties, dated
             February 20, 1998, filed as Exhibit 4(b)(11) to the Registrant's
             Form 10-Q dated March 31, 1998.

*4(b)(17)    Vanguard Guaranty between Vanguard Cellular Operating Corp. and various lenders led by the Bank of New York, and the Toronto-
             Dominion Bank, and NationsBank of Texas, N.A. as Secured Parties, dated February 20, 1998, filed as Exhibit 4(b)(12) to the Registrant's Form 10-Q dated March 31, 1998.

*4(b)(18)    Vanguard Pledge Agreement between Registrant and Toronto- Dominion
             (Texas), Inc. as collateral agent, dated February 20, 1998, filed as Exhibit 4(b)(13) to the Registrant's Form 10-Q dated March 31,
             1998.

*10(a)(1)    Amended and Restated Stock Compensation Plan of the Registrant
             approved April 22, 1987 by the Shareholders of the Registrant, with forms of stock bonus and stock option agreements attached, filed as
             Exhibit 10 (a) to the Registrant's Registration Statement, on Form
             S-1 (File No. 33-18067).

*10(a)(2)    Amendment to Amended and Restated Stock Compensation Plan of the

             Registrant approved May 2, 1989 by the Shareholders of the Registrant, filed as Exhibit 4(h)(2) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1989.

*10(a)(3)    Form of Restricted Stock Bonus Agreements dated March 23, 1987 between the Registrant and Stuart S. Richardson, Haynes G. Griffin,
             L. Richardson Preyer, Jr., Stephen R. Leeolou and Stephen L.
             Holcombe, and form of amendments dated October 12, 1987 to agreements with Messrs. Richardson, Griffin, Preyer and Leeolou, filed as Exhibit 10(a)(3) to the Registrant's Annual Report on Form
             10-K for the fiscal year ended December 31, 1988.

*10(a)(4)    Form of Restricted Stock Bonus Agreements dated October 12, 1987 between the Registrant and Haynes G. Griffin, Stephen R. Leeolou and L. Richardson Preyer, Jr., filed as Exhibit 10(a)(4) to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1988.

*10(a)(5)    Form of Amendment to Restricted Stock Bonus Plan Agreements dated as of March 1, 1990 by and between Haynes G. Griffin, L. Richardson
             Preyer, Jr., Stephen R. Leeolou, and Stephen L. Holcombe and the
             Registrant, amending the Restricted Stock Bonus Plan Agreements dated as March 23, 1987, filed as Exhibit 10(a)(5) to the Registrant's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1990.

*10(a)(6)    Form of Amendment to Restricted Stock Bonus Plan Agreements dated as of March 1, 1990 by and between Haynes G. Griffin, L. Richardson
             Preyer, Jr. and Stephen R. Leeolou and the Registrant, amending the
             Restricted Stock Bonus Plan Agreements dated as October 12, 1987, filed as Exhibit 10(a)(6) to the Registrant's Annual Report on Form
             10-K for the fiscal year ended December 31, 1990.

*10(a)(7)    Form of Second Amendment to Restricted Stock Bonus Plan Agreements
             dated February 22, 1991 between the Registrant and Haynes G.
             Griffin, Stephen R. Leeolou, and L. Richardson Preyer, Jr., amending the Restricted Stockx Bonus Agreements dated October 12,
             1987, filed as Exhibit 10(a)(7) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

*10(a)(8)    Form of Third Amendment to Restricted Stock Bonus Plan Agreements
             dated February 22, 1991 between the Registrant and Haynes G.
             Griffin, Stephen R. Leeolou, L. Richardson Preyer, Jr., and Stephen
             L. Holcombe, amending the Restricted Stock Bonus Agreements dated
             March 23, 1987, filed as Exhibit 10(a)(8) to the Registrant's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

*10(a)(9)    Form of Third Amendment to Restricted Stock Bonus Plan Agreement
             dated February 22, 1991 between the Registrant and Stuart S.
             Richardson, amending the Restricted Stock Bonus Plan Agreement dated March 23, 1987, filed as Exhibit 10(a)(9) to the Registrant's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

*10(a)(10)   Employment Agreement dated March 1, 1995 by and between the
             Registrant and Haynes G. Griffin, filed as Exhibit 10(a)(10) to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1994.

*10(a)(11)   Employment Agreement dated March 1, 1995 by and between the
             Registrant and L. Richardson Preyer, Jr., filed as Exhibit
             10(a)(11) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

*10(a)(12)   Employment Agreement dated March 1, 1995 by and between the
             Registrant and Stephen R. Leeolou, filed as Exhibit 10(a)(12) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

*10(a)(13)   Executive Officer Long-Term Incentive Compensation Plan adopted
             October 1, 1990 by the Registrant, filed as Exhibit 10(a)(13) to the Registrant's Annual Report on Form 10-K to the fiscal year ended December 31, 1990.

*10(a)(14)   Form on Nonqualified Option Agreements dated October 12, 1987 between the Registrant and Stephen L. Holcombe, Ralph E. Hiskey,
             John F. Dille, Jr., Charles T. Hagel, L. Richardson Preyer, Sr. and
             Robert A. Silverberg, filed as Exhibit 10(a)(5) to the Registrant's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1988.

*10(a)(15)   Nonqualified Option Agreements dated October 12, 1987 between the
             Registrant and Robert M. DeMichele, John F. Dille, Jr., L.
             Richardson Preyer, Sr., Robert A. Silverberg and Thomas I. Storrs, filed as Exhibit 10(a)(8) to the Registrant's Annual Report on Form
             10-K for the fiscal year ended December 31, 1988.

*10(a)(16)   Form of Incentive Stock Option Agreements dated March 3, 1988 between the Registrant and Stephen L. Holcombe and Richard C.
             Rowlenson, filed as Exhibit 10(a)(9) to the Registrant's Annual
             Report on Form 10-K for the fiscal year ended December 31, 1988.

*10(a)(17)   Form of Incentive Stock Option Agreements dated June 23, 1988 between the Registrant and Charles T. Hagel, Haynes G. Griffin, L.
             Richardson Preyer, Jr., and Stephen R. Leeolou, filed as Exhibit
             10(a)(10) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1988.

*10(a)(18)   Amended and restated 1994 Long-Term Incentive Plan, approved by the
             Registrant's Board of Directors on February 26, 1997.

*10(a)(19)   Senior Management Severance Plan of the Registrant adopted March 8,
             1995, filed as Exhibit 10(a)(19) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

*10(a)(20)   Form of Severance Agreement for Senior Management Employees of the
             Registrant, filed as Exhibit 10(a)(20) to the Registrant's Annual
             Report on Form 10-K for the fiscal year ended December 31, 1994.

*10(a)(21)   Form of Incentive Stock Agreement dated March 7, 1995 between the
             Registrant and Haynes G. Griffin, Steven L. Holcombe, Richard C.
             Rowlenson and Stuart S. Richardson filed as Exhibit 10(a)(21) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.

*10(a)(22)   Form of Nonqualified Option Agreement dated March 7, 1995 between the Registrant and Haynes G. Griffin, Stephen R. Leeolou, L.
             Richardson Preyer, Jr., Stephen L. Holcombe, Richard C. Rowlenson and Stuart S. Richardson, filed as Exhibit 10(a)(22) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.

*10(b))(1)   Loan Agreement between the Registrant and various lenders led by
             The Bank of New York and The Toronto-Dominion Bank as agents, dated as of December 23, 1994, filed as Exhibit 2(a) to the Registrant's
             Current Report on Form 8-K dated as of December 23, 1994.

*10(b)(2)    Security Agreement between the Registrant and various lenders led by The Bank
             of New York and The Toronto-Dominion Bank, as Secured Party, dated as of December 23, 1994, filed as Exhibit 2(b) to the Registrant's
             Current Report on Form 8-K dated as of December 23, 1994.

*10(b)(3)    Master Subsidiary Security Agreement between the Registrant, certain of its subsidiaries and various lenders led by The Bank of New York and The Toronto-Dominion Bank, as Secured Party, dated as of December 23, 1994 filed as Exhibit 2(c) to the Registrant's
             Current Report on Form 8-K dated as of December 23, 1994.

*10(d))(1)   1989 Stock Option Plan of the Registrant approved by the Board of
             Directors of the Registrant on December 21, 1989, and approved by Shareholders at a meeting held on May 10, 1990, filed as Exhibit
             10(h)(1) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989.

*10(d)(2)    Form of Nonqualified Stock Option Agreements dated March 1, 1990 between the Registrant and Haynes G. Griffin, L. Richardson Preyer,
             Jr., Stephen R. Leeolou, Stephen L. Holcombe and Stuart S.
             Richardson, filed as Exhibit 10(h)(2) to the Registrant's annual
             Report on Form 10-K for the fiscal year ended December 31, 1989.

*10(d)(3)    Form of Incentive Stock Option Agreement dated March 1, 1990 between the Registrant and Richard C. Rowlenson, filed as Exhibit
             10(h)(2) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989.

*10(d)(4)    Form of Incentive Stock Option Agreement dated July 30, 1990 between the Registrant and Stephen L. Holcombe, Richard C.
             Rowlenson, Sunir Kochhar and Timothy G. Biltz, filed as Exhibit
             10(f)(4) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

*10(d)(5)    Stock Option Agreement dated November 28, 1990 between the
             Registrant and Stuart Smith Richardson, filed as Exhibit 10(f)(5) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

*10(d)(6)    Form of Stock Option Agreements dated November 28, 1990 between the
             Registrant and Haynes G. Griffin, Stephen R. Leeolou, L. Richardson
             Preyer, Jr. and Stephen L. Holcombe, filed as Exhibit 10(f)(6) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

*10(d)(7)    Incentive Stock Option Agreements dated November 28, 1990 between the Registrant and Richard C. Rowlenson, filed as Exhibit 10(f)(7) to the Registrant's December 31, 1990.

*10(e)(1)    Joint Venture Agreement by and among W&J Metronet, Inc., Vanguard
             Cellular Systems of Coastal Carolina, Inc., Providence Journal
             Telecommunications and the Registrant dated as of January 19, 1990, filed as Exhibit 10(j) to the Registrant's Registration Statement on Form S-4 (File No. 33-35054).

*10(e)(2)    First Amendment and Assumption Agreement dated as of the 28th day of December, 1990 to Joint Venture Agreement by and among W&J
             Metronet, Inc., Vanguard Cellular Systems of Coastal Carolina,
             Inc., Providence Journal Telecommunications and the Registrant dated as of January 19, 1990, filed as Exhibit 10(g)(2) to the Registrant's Annual Report on Form 10-K for the fiscal year ended
             December 31, 1990.

*10(f)(1)    Stockholders Voting Agreement dated as of February 23, 1994, filed as Exhibit 7
             to Amendment 1 of Schedule 13D dated February 23, 1994 with respect to the Common Stock of Geotek Communications,

*10(g)(1)    Nonqualified Deferred Compensation Plan with Form of Salary
             Reduction Agreement filed as Exhibit 10(g(1) to the Registrant's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

**11 Calculation of diluted net income per share for the years ended December 31, 1997, 1996, and 1995.

**22         Subsidiaries of the Registrant.

**23(a)      Consent of Arthur Andersen LLP


**23(b)      Consent of KPMG LLP


**23(c)      Consent of Prasetio, Utomo & Co.

23(d)        Consent of KPMG LLP

23(e)        Consent of Arthur Andersen & Co.

23(f)        Consent of Arthur Andersen LLP

**27         Financial Data Schedule.

------------------
* Incorporated by reference to the statement or report indicated.
** Previously filed as Exhibits to Form 10-K.